EXHIBIT 10.1


                                    AGREEMENT

            This Agreement (the "Agreement") dated as of February 27, 1998 by and between Minnesota Brewing Limited Partnership, a Minnesota limited partnership (the "Partnership") and Minnesota Brewing Company, a Minnesota corporation (the "Company").

                                    RECITALS

            1. The Company operates a brewery (the "Brewery") in Saint Paul, Minnesota, at which it produces beer and other beverages and, in the operation of the brewery, leases equipment ("Equipment") and premises from the Partnership pursuant to that certain Amended and Restated Equipment Lease (the "Equipment Lease") and that certain Amended and Restated Lease (the "Premises Lease") (collectively, the "Leases") both dated November 2, 1993;

            2. The Equipment Lease requires the Company to pay the Partnership as rent for the equipment $1.00 per barrel or barrel equivalent for each barrel of beer or other beverage produced using all or any of the Equipment in any given year;

            3. The Premises Lease covers the real estate, buildings and site improvements situated thereon, all of which are located at 882 West Seventh Street, Saint Paul, Minnesota 55106 (the "Premises") and requires the Company to pay as rent for the Premises $25,000 per month;

            4. Under the Equipment Lease, the Company is required to submit to the Partnership by the 10th day of each month a written report with respect to the total barrelage produced in the prior month together with payment covering such month's rent. In the event any amount is not paid when due, such amount shall bear interest at the rate of interest from time to time published or announced by Norwest Bank Minnesota, N.A., plus 400 basis points, from the due date thereof until paid in full. There is no stated penalty for past due amounts under the Premises Lease. The Company has been in continuous arrears in paying the Partnership the rent due under the Leases during 1997 and at December 31, 1997, owned the Partnership approximately $620,000.

            5. Pursuant to Section 24 of the Equipment Lease and Section 21 of the Premises Lease, failure to pay rent when due, after notice, constitutes a default under the Leases for which the Partnership may foreclose its interests in the Equipment and Premises;

            6. The Premises Lease and the Equipment Lease were entered into between the Company and the Partnership in connection with the Company's initial public offering. Craig Hallum, Inc., acted as managing underwriter ("Underwriter") in connection with the public offering and as a condition to the underwriting required that the Company and Partnership enter into the Premises Lease and the Equipment Lease to provide the Company with an option to purchase the equipment and premises covered by the Equipment Lease and Premises Lease.

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            7. The terms that the Company, Partnership and underwriters agreed to provided that the Company would have the option to purchase the Equipment and Premises for a purchase price equal to eight times the trailing twelve months rent for the Equipment and Premises. The Company has consistently disclosed to the public in its Securities and Exchange Commission filings and otherwise that the formula for purchase of the Equipment and the Premises was as described in this paragraph.

            8. In connection with preparing the documentation for this Agreement, the Company and the Partnership have determined that the Equipment Lease and the Premises Lease improperly stated the agreed-upon formula for the exercise of the option and wish to amend and restate the formula to reflect the original intent of the parties.

            9. The Company is required to post a bond on or about February 24, 1998 with the United States Bureau of Alcohol, Tobacco and Firearms in an amount up to $500,000 (the "BATF Bond") to secure payment of excise taxes on beer produced and must post such BATF Bond to continue its domestic production and sale of alcoholic beverages;

            10. The Company has working capital constraints and has had difficulty acquiring funds on a commercially reasonable terms to enable its cure its arrearage under the Leases or post the BATF Bond and has requested that the Partnership loan it sufficient funds to enable it to purchase a Treasury Bill;

            11. The Partnership is willing (i) to waive defaults resulting from past due amounts under the Leases and to not foreclose its interests as allowed under the Leases based upon such past due amounts, (ii) to waive all interest due or past due amounts through December 31, 1997, (iii) to lower the interest rate on the Equipment Lease and (iv) to lend the Company up to $500,000 for the Company to use to purchase a Treasury Bill that will subsequently be pledged for the BATF Bond in exchange for (x) the Company's agreements contained herein, including the Company's agreement to amend the terms of the Leases to reflect the original intent of the parties in agreeing to the option price, and (y) the Company's agreement to accrue and pay interest, in the future, on past due amounts due to the Partnership under the Equipment Lease and Premises Lease; and

            12. The Company has filed permits with the State of Minnesota to convert a portion of the Brewery to enable the Company to produce ethanol at the Brewery and Section 4 of the Premises Lease prohibits the use of the premises for any use other than as a brewery and the parties wish to take whatever steps are necessary to enable the Company to produce ethanol at the Brewery.

            13. The Company believes that it is in its best interests to receive additional working capital to continue its business and secure funds for the BATF Bond and desires to restate the option and other applicable provisions of the Equipment Lease and Premises Lease, as stated herein, in exchange for such assistance.

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NOW, THEREFORE, in consideration of the mutual interests set forth herein and other good and valuable consideration, the parties hereto agree to:

1. Option Price. Section 16(iii) of the Equipment Lease and Section 7 of the Premises Lease are to be amended to reflect the original intent of the parties and confirm that the Company has the right to purchase the Equipment subject to the Equipment Lease and Premises subject to the Premises Leases for payment of eight times trailing twelve month lease payments under the Equipment Lease and the Premises Lease.

2.          Loan Agreement and Security Agreement.

            Concurrently with the execution of this Agreement, the Partnerships shall loan the Company up to $500,000 and the Company shall execute the Promissory Note attached as Exhibit A. To secure the indebtedness, the Company hereby agrees to grant the Partnership a security interest in the Company's trademarks and, to the extent possible, in the Treasury Bill.

3.          Waiver of Defaults.

            In connection with entering into this Agreement, the Partnership agrees to waive its remedies for all Events of Default, as defined in the Leases, with respect to obligations past due as of the date hereof and waives all interest due on the Leases through December 31, 1997 and agrees that the interest rate on Equipment Lease will be decreased to 100 basis points over the base rate established by Norwest Bank Minnesota, N.A., but no less than nine percent.

4.          Interest on Past Due Rent.

            The Company hereby agrees that it shall, effective January 1, 1998, be obligated to accrue and pay interest to the Partnership at a rate equal to the 100 basis points over the base rate established by Norwest Bank Minnesota, N.A. from time to time, but no less than nine percent, for all past due amounts under the Equipment Lease and Premises Lease.

5.          Amendment of Leases to Permit Production of Ethanol

            The parties agree to take such steps as necessary to convert the Leases to enable the Company to produce ethanol at the Brewery and in connection with such conversion to negotiate commercially reasonable leases or lease amendments that establish rent based on the production of ethanol.

6.          Payment of Expenses

            The Company agrees to pay the reasonable costs and expenses of the Partnership, including attorneys' fees, incurred in connection with the preparation of this Agreement.

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            IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

                                              The Partnership:

                                              MINNESOTA BREWING LIMITED
                                              PARTNERSHIP

                                              By: Minnesota Brewing Management
                                              Company, its General Partner




                                              By:
                                                Its:


                                              The Company:

                                              MINNESOTA BREWING COMPANY




                                              By:
                                                Its:

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                                                                      SCHEDULE A

                                 PROMISSORY NOTE
$500,000                                                  Minneapolis, Minnesota
                                                                  February, 1998

FOR VALUE RECEIVED, the undersigned, Minnesota Brewing Company (the "Maker"), hereby promises to pay Minnesota Brewing Limited Partnership, a Minnesota limited partnership (the "Holder"), at its offices located at Suite 500, 900 Second Avenue South, Minneapolis, Minnesota 55402 or at such other place as may be designated from time to time by the Holder, in lawful money of the United States of America, the principal sum of Five Hundred Thousand Dollars ($500,000) the ("Principal Amount") together with interest on the outstanding Principal Amount from the date hereof until paid in full, at the interest rate provided below.

Interest shall accrue at the rate equal to the base rate established by Norwest Bank Minnesota, N.A., from time to time, plus 100 basis points, but not less than nine percent per year. Maker shall pay the accrued interest on the first day of each month beginning April 1, 1998, and continuing until June 1, 1998, when the entire balance of principal and accrued interest shall be due and payable upon demand of the Holder. The accrued interest shall be computed on the basis of a 365-day year for the actual number of days in the accrual period. Maker may prepay all or any portion of the principal or accrued interest at any time without penalty. A prepayment shall not eliminate Maker's obligation to make subsequent payments on their scheduled due dates. All payments shall be applied first to accrued interest and the balance, if any, to principal.

No delay or omission on the part of the Company in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy and no waiver of such right or remedy hereunder on any one occasion shall be construed as a waiver of any such right or remedy on any other occasion. None of the terms or provisions hereof may be waived, altered, modified or amended except as Company may consent thereto in writing. Maker hereby waives demand, presentment for payment, notice of dishonor, protest and notice of protest.

Should Maker fail to make payment when due of any amounts owing under this Note, Maker shall pay to the Holder (or any subsequent holder of this Note), in addition to any and all other amounts payable, all costs of collection, including reasonable attorneys' fees.

This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.


                                           Minnesota Brewing Company


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                                           By: